Exhibit 21.1

SUBSIDIARIES OF CASUAL MALE RETAIL GROUP, INC.

Wholly-owned unless otherwise indicated

Subsidiary:	State of Incorporation:
Designs Securities Corporation (inactive)	Massachusetts
Designs JV, LLC (formerly known as Designs JV Corp.) (inactive)	Delaware
Designs Outlet, LLC (f/k/a Designs Outlet, Inc.)	Delaware
Designs Apparel, Inc.	Delaware
Capture, LLC (a)	Virginia
DesiCand, Inc.	Delaware
CBDNH, Inc. (b)	New Hampshire
Casual Male Store, LLC (f/k/a Designs CMAL Store Inc.)	Delaware
Casual Male Retail Store, LLC (f/k/a Designs CMAL Retail Store Inc.)	Delaware
Casual Male Direct, LLC (f/k/a Designs CMAL TBD Inc.)	Delaware
LP Innovations, Inc. (c)	Nevada
Securex LLC (d)	Delaware
Designs Canton Holdings, Inc.	Delaware
Designs Canton Property Corp. (e)	Delaware
DesiKo, Inc.	Delaware
DesiKo, LLC (f)	Delaware

(a)	100% owned by Designs Apparel, Inc. (a wholly-owned subsidiary of Casual Male Retail Group, Inc.)
(b)	100% owned by DesiCand, Inc. (a wholly-owned subsidiary of Casual Male Retail Group, Inc.)
(c)	80% owned by Casual Male Direct, LLC (a wholly-owned subsidiary of Casual Male Retail Group, Inc.)
(d)	100% owed by LP Innovations, Inc. (an 80%-owned subsidiary of Casual Male Direct, LLC, which is a wholly-owned subsidiary of Casual Male Retail Group, Inc.)
(e)	100% owned by Designs Canton Holdings, Inc. (a wholly-owned subsidiary of Casual Male Retail Group, Inc.)
(f)	50.5% owned by DesiKo, Inc. (a wholly-owned subsidiary of Casual Male Retail Group, Inc.) and 49.5% owned by EcKo.Complex, LLC.